  Exhibit 99.1

F & M Bank Corp. Announces Dividend

TIMBERVILLE, VA / ACCESSWIRE / January 23, 2018 / F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its recently declared fourth quarter dividend.

Mark Hanna, President, commented, "On January 18, 2018, our Board of Directors declared a fourth quarter dividend of $0.25 per share, this is a $.01 increase over prior quarter. Based on our most recent trade price of $33.35 per share, this dividend constitutes a 3.00% yield on an annualized basis. The dividend will be paid on February 15, 2018, to shareholders of record as of February 1, 2018."

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank's thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, VBS Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540)896-8941.

CONTACT:
Neil Hayslett, EVP/Chief Administrative Officer
540-896-8941 or NHayslett@FMBankVA.com

SOURCE: F & M Bank Corp.